Exhibit 10.2

Asurion, LLC 140 11th Ave. N Nashville, TN 37203

June 29, 2022

CONFIDENTIAL

Enjoy Technology, Inc.

3240 Hillview Avenue

Palo Alto, CA 94304

Attn: Chief Legal Officer

Enjoy Technology, Inc.

DIP Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Asurion, LLC (“Asurion”), in its capacity as the lender of the DIP Facility (collectively, the “Commitment Party”, “us” or “we”), that Enjoy Technology, Inc., a Delaware corporation (the “Company”), and certain of its domestic affiliates and subsidiaries are considering filing voluntary petitions for relief (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware. In connection therewith, you have advised Asurion that you are seeking a secured superpriority priming debtor-in-possession non-amortizing facility in an amount equal to $55,000,000, with $22,500,000 in the aggregate available (in the form of Roll-Up Loans and the Initial New Money DIP Loans) upon entry of the Interim DIP Order (the “DIP Facility”), which shall be used as set forth in the DIP Term Sheet (as defined below). Capitalized terms used herein but not defined shall have the meanings assigned to them in the indicative summary of terms attached hereto as Exhibit A (the “DIP Term Sheet”; the DIP Term Sheet, together with this letter, the “Commitment Letter”).

1. Commitments

In connection with the Chapter 11 Cases, the Commitment Party (in its capacity as an initial lender, the “Initial Lender”) is pleased to advise you of its commitment to provide 100% of the principal amount of the DIP Facility upon the terms set forth in this Commitment Letter and the DIP Term Sheet and subject to the satisfaction of the “Conditions Precedent to Borrowing DIP Loans” (which for the avoidance of doubt includes the Conditions Precedent to the Closing of the DIP Facility) set forth in the DIP Term Sheet. Upon the satisfaction (or waiver) of such conditions, the initial funding of the DIP Facility shall occur.

2. Information

You hereby represent and covenant that to the best of your knowledge, all written information and data prepared by you and delivered after the date hereof, concerning the Borrowers or the Chapter 11 Cases (the “Information”) which is made available in writing to the Commitment Party by any Borrower or any authorized representative of the Borrowers in connection with the transactions contemplated hereby (as subsequently updated or corrected), and (b) any projections (the “Projections”) that will be made available to us by or on behalf of you after the date hereof in connection with the transactions contemplated hereby, in each case, have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of the Commitment Party. In connection with the transactions contemplated hereby, the Commitment Party will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

3. Fees

As consideration for the commitments and agreements of the Commitment Party hereunder, you agree to pay or cause to be paid the compensation described in this Commitment Letter and in the DIP Term Sheet on the terms and subject to the conditions expressly set forth herein.

4. Conditions

Notwithstanding anything in this Commitment Letter, the DIP Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the commitments of the Initial Lender hereunder to perform the services described herein are subject to the Conditions Precedent to Borrowing DIP Loans and (b) the only conditions (express or implied) to the availability of the DIP Facility on the Closing Date are the Conditions Precedent to Borrowing DIP Loans.

5. Indemnification and Expenses

The Borrowers, jointly and severally, agree (a) to indemnify and hold harmless the Commitment Party and its affiliates and controlling persons and their affiliates and controlling persons and the respective directors, officers, managers, members, employees, partners, advisors, attorneys, agents and other representatives and the successors of each of the foregoing and their respective successors (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities (including, fees and disbursements of counsel (limited as set forth below)) and reasonable out of pocket and documented expenses, joint or several, to which any such Indemnified Party may become subject arising out of, resulting from, or in connection with this Commitment Letter (including the DIP Term Sheet) or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any Indemnified Party is a party hereto or thereto, whether or not such Proceedings are brought by you or your equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Party within thirty (30) days of written demand (together with reasonable backup summary documentation) for any reasonable and documented out-of-pocket legal fees and expenses of counsel (limited as set forth below) or other reasonable out of pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one counsel to such Indemnified Party taken as a whole and, in the case of a conflict of interest, one additional counsel to the affected Indemnified Parties taken as a whole, and, if reasonably necessary, one local counsel to the Commitment Party in each applicable jurisdiction, in each case, excluding allocated costs of in-house counsel); provided that, the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith, material breach of this Commitment Letter or gross negligence of such Indemnified Party (or its affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, attorneys, agents and other representatives) (as determined in a final non-appealable judgment of a court of competent jurisdiction) or (ii) any disputes solely among Indemnified Parties other than claims arising out of any act or omission of Borrower or any of your subsidiaries or affiliates, and (b) to reimburse the Commitment Party and its affiliates for all reasonable and documented out-of-pocket expenses (including, but not limited to, due diligence, investigation, consultants’ fees, structuring, transportation, duplication, messenger and travel expenses, and reasonable and documented fees), incurred by such Commitment Party in connection herewith as well as charges and disbursements of both primary counsels to the Commitment Party and, if reasonably necessary, one local counsel to the Commitment Party in each applicable jurisdiction incurred in connection with the DIP Facility and any related documentation (including this Commitment Letter and the DIP Loan Documents) or the administration, amendment, modification or waiver of any of the foregoing) within thirty (30) days of written demand (including summary documentation reasonably supporting such request) (other than with respect to such fees and expenses paid on the Closing Date if it occurs for which written demand including summary documentation reasonably supporting such request is provided within one (1) business day prior to the Closing Date); provided that, such fees and expenses (i) in the case of legal counsel, shall be limited to the reasonable and documented fees and expenses of counsel described in this clause (b) which, in any event, shall exclude allocated costs of in-house counsel and (ii) in the case of any other advisors and consultants, shall be limited solely to advisors and consultants approved by you. None of the Indemnified Parties or you or any of your affiliates or the respective directors, officers, employees, advisors, attorneys and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the DIP Facility or the transactions contemplated hereby; provided that, nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein or in the DIP Loan Documents.

You shall not be liable for any settlement of any Proceeding (or expenses related thereto) effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent, or if there is a final and non-appealable judgment against an Indemnified Party in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party to the extent and in the manner set forth above. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (a) such settlement includes an unconditional release of such Indemnified Party in form and substance satisfactory to such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (b) such settlement does not include any statement as to any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Party.

In case any Proceeding is instituted involving any Indemnified Party for which indemnification is to be sought hereunder by such Indemnified Party, then such Indemnified Party will promptly notify you of the commencement of any Proceeding; provided, however, that the failure so to notify you will not relieve you from any liability that you may have to such Indemnified Party pursuant to this Section 5.

Notwithstanding anything to the contrary contained herein, upon the execution and effectiveness of the DIP Loan Documents, (a) the relevant provisions of such definitive documentation shall supersede the provisions of the preceding paragraphs and (b) you shall be released from this provision of the Commitment Letter and shall have no further liability or obligation pursuant to this Commitment Letter to reimburse of an Indemnified Party for losses, claims, damages, liabilities, expenses, fees or any such indemnifies obligations or any other expense reimbursement (other than with respect to provisions therein that expressly survive termination).

6. Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Party or its affiliates have advised or are advising you on other matters, (b) the Commitment Party, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Party (and you hereby agree not to assert, to the fullest extent permitted by law, any claims that you may have against the Commitment Party and its affiliates with respect to any breach or alleged breach of fiduciary duty and agree that the Commitment Party shall not have any liability (whether direct or indirect) to you in respect of such fiduciary duty claim or to any person asserting a fiduciary duty on behalf of or in right of you, including your equity holders, employees or creditors, in each case in connection with the transactions contemplated hereby), (c) in connection therewith and with the process leading to the Chapter 11 Cases, the Commitment Party and its affiliates (as the case may be) are acting solely as a principal and not as agents or fiduciaries of you, (d) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (e) you have consulted legal and financial advisors to the extent you deemed appropriate and (f) you have been advised that the Commitment Party and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that they have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship.

7. Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any of their terms shall be disclosed to any other person, except (a) your officers, directors, employees, affiliates, members, partners, stockholders, co-investors, attorneys, accountants, agents and advisors, in each case, on a confidential and “need- to-know” basis, (b) as used for customary accounting purposes, including accounting for deferred accounting costs or as part of projections, pro forma information and a generic disclosure of aggregate sources and uses, in each case, on a confidential and “need-to- know” basis, (c) in any legal, regulatory, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority, including any public filing as may be required under the Securities Exchange Act of 1934 (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly thereof), (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, (e) to the extent any such information becomes publicly available other than by reason of disclosure by you, your subsidiaries or your representatives in violation of this Commitment Letter, (f) to the extent required by the Bankruptcy Court; and (g) with the Commitment Party’s consent. Your obligations under this paragraph shall remain in effect until the date that is two years from the date hereof, regardless of whether the DIP Loan Documents shall have been executed and delivered by the parties hereto.

8. Miscellaneous

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), and is intended to be solely for the benefit of the parties hereto and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import herein shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on the electronic platform DocuSign, digital copies of a signatory’s manual signature, and deliveries or the keeping of records in electronic form, each of which will be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter is the only agreement that has been entered into among us and you with respect to the DIP Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction. Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the DIP Loan Documents by the parties hereto in a manner consistent with this Commitment Letter and notwithstanding that the funding of the DIP Facility is subject to certain conditions, including the execution and delivery of the DIP Loan Documents. The parties hereto shall proceed with the negotiation in good faith of the DIP Loan Documents for the purpose of executing and delivering the DIP Loan Documents substantially simultaneously with the commencement of the Chapter 11 Cases. Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Each of the parties hereto irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any stated court located in the City and County of New York and the Bankruptcy Court, and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to the transactions contemplated hereby, this Commitment Letter or the performance of services hereunder or thereunder or for recognition or enforcement of any judgment and agrees that all claims in respect of any such action or proceeding shall be heard and determined in the aforesaid courts; provided, however, that the Commitment Party shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be held over you or your property, and (b) agrees that a final and non- appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to any of the parties hereto at the applicable addresses above shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive, to the fullest extent you and we may legally and effectively do so, any objection to the laying of venue of any such suit, action or proceeding brought in any court in accordance with clause (a) of the first sentence of this paragraph and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. YOU AND WE HEREBY IRREVOCABLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE DIP FACILITY CONTEMPLATED HEREUNDER, THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

The Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (as amended, the “PATRIOT Act”), it is required to obtain, verify and record information that identifies Borrower and each DIP Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow the Commitment Party or such DIP Lender to identify Borrower and each DIP Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Party and each DIP Lender.

The fees, indemnification, expense reimbursement, absence of fiduciary duty, jurisdiction, waiver of jury trial, service of process, venue, governing law, and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the DIP Loan Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that, your obligations under this Commitment Letter shall automatically terminate and be superseded by the provisions of the DIP Loan Documents upon the execution and effectiveness thereof and you shall automatically be released from all liability in connection therewith at such time. You may terminate the Commitment Party’s commitments hereunder at any time subject to the provisions of the preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts of this Commitment Letter not later than 5:00 p.m., New York City time, on June 29, 2022. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence, unless we shall, in our sole discretion, agree in writing to an extension. Unless we shall, in our sole discretion, agree to an extension, this Commitment Letter and the commitments hereunder shall automatically terminate on the first to occur of (a) the initial borrowing under the DIP Facility does not occur on or before 11:59 p.m., New York City time, on the date that is two (2) calendar days following the Petition Date, (b) the Petition Date has not occurred on or before 11:59 p.m. New York City time on June 30, 2022 and (c) execution and delivery of the DIP Loan Documents with respect to the DIP Facility and initial funding of the DIP Facility.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

Asurion, LLC,
as Commitment Party

By:	/s/ John Storey
	Name:	John Storey
	Title:	Senior Vice President and Chief Financial Officer

Accepted and agreed to as of

the date first above written:

ENJOY TECHNOLOGY, INC.

ENJOY TECHNOLOGY OPERATING CORP.

ENJOY TECHNOLOGY LLC

By:	/s/ Ron Johnson
Name:	Ron Johnson
Title:	CEO

EXHIBIT A

ENJOY TECHNOLOGY, INC.

SUPERPRIORITY SECURED

DEBTOR-IN-POSSESSION CREDIT FACILITY TERM SHEET

Summary of Proposed Terms and Conditions

This Summary of Terms and Conditions (this “DIP Term Sheet”) outlines certain terms of the DIP Facility (as defined herein) to be provided by the DIP Lender (as defined herein) subject to the conditions herein and as set forth more fully below. The Loan Parties are not authorized to disclose the terms contained herein to any person other than their professional advisors, who shall agree to maintain its confidentiality.

Borrower:	Enjoy Technology, Inc., a Delaware corporation (“Enjoy”), Enjoy Technology Operating Corp., a Delaware corporation (“Enjoy Operating”), and Enjoy Technology LLC, a Delaware limited liability company (“Enjoy LLC” and together with Enjoy, Enjoy Operating, each a “Borrower” and together the “Borrowers” or “you”), each in their capacity as a debtor and debtor-in-possession in a case (together with the cases of its affiliated debtors and debtors-in-possession, the “Chapter 11 Cases”) to be filed under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). This DIP Term Sheet assumes that the Borrowers and each of the Guarantors (as defined herein) will file voluntary proceedings simultaneously under the Bankruptcy Code in the Bankruptcy Court and will request joint administration of the Chapter 11 Cases (collectively, the “Bankruptcy Cases”).[1]

Guarantors:	Each of Enjoy’s direct or indirect wholly owned US subsidiaries that are not otherwise Borrowers (collectively, the “Guarantors”), in their capacities as debtors and debtors-in-possession in the Chapter 11 Cases, on a joint and several basis (the “Guarantors” and, together with the Borrower, each individually a “Loan Party” and a “Debtor”, and collectively, the “Loan Parties” and the “Debtors”).

DIP Lender:	Asurion, LLC, a Delaware Limited Liability Company will, either directly or through one or more US affiliates (collectively, the “DIP Lender”), finance the DIP Facility (as defined below) and provide the DIP Commitments (as defined herein). The DIP Lender will be identified as the “Stalking Horse Bidder” in the proposed order (the “Bid Procedures Order”) approving the bidding procedures in connection with the proposed sale of the assets identified as the “Acquired Assets” in that certain non-binding letter of intent from the DIP Lender to you dated June 19, 2022 (the “Acquired Assets”).

[1]

Reference is hereby made to that certain Credit Agreement dated as of June 29, 2022 (the “Prepetition Credit Agreement” and, together with all related loan documents, the “Prepetition Loan Documents”), among the Borrowers and Asurion, LLC (in such capacity, the “Prepetition Lender”); the outstanding principal amount and all obligations thereunder, the “Prepetition Obligations”.

Type and Amount of the DIP Facility:

A secured superpriority priming debtor-in-possession non-amortizing facility comprised of: a multi-draw credit facility in an aggregate principal amount of $55.0 million (the “DIP Facility”; the DIP Lender’s commitments under the DIP Facility, the “DIP Commitments”; the loans under the DIP Facility, the “DIP Loans”; the DIP Lender’s claim under the DIP Facility, a “DIP Claim”; and collectively, the “DIP Claims”; and proceeds received by the Borrowers from the DIP Loans, the “DIP Proceeds”).

The DIP Claims shall be pari passu in right of payment and collateral priority, and shall be treated the same in all other respects unless expressly specified herein or in the DIP Loan Documents (as defined below).

Following the Closing Date (as defined below), the DIP Loans may be incurred during the Availability Period (as defined below) and subject to the applicable conditions set forth herein and the limitations set forth under the heading “Availability Period”: (x) upon entry of an interim order of the Bankruptcy Court authorizing and approving the DIP Facility or the use of the Borrowers’ cash collateral, as applicable (the “Interim Order”) and (y) upon entry of a final order of the Bankruptcy Court authorizing and approving the DIP Facility (including the DIP Loans and all documents and lender fees related thereto) (such order to be acceptable in all respects to the DIP Lender, the “Final DIP Order”) and in an aggregate amount not to exceed the DIP Commitments, in each case subject to the other terms and conditions provided herein (each an “Extension of Credit”).

Once repaid, the DIP Loans incurred under the DIP Facility cannot be reborrowed. For the avoidance of doubt, the DIP Commitments will be permanently reduced by the amount of DIP Loans made on the date of each Extension of Credit.

Credit Bidding:	The Interim Order, the Final DIP Order, and the DIP Loan Documents shall provide that, in connection with any sale of any of the Debtors’ assets under section 363 of the Bankruptcy Code or under a plan of reorganization, the DIP Lender shall have the right to credit bid all amounts outstanding under the DIP Facility (including any accrued interest and fees) or the Prepetition Obligations (as applicable), in each case, in accordance with Section 363(k) of the Bankruptcy Code.

Closing Date:	The date of the satisfaction or waiver by the DIP Lender of the relevant “Conditions Precedent to the Closing of the DIP Facility” set forth below (the “Closing Date”).

Availability Period:	Approximately $2.5 million in outstanding Prepetition Obligations (the “Roll-Up Loans”) shall convert into DIP Obligations upon the entry of the Interim Order, and $22.5 million minus the aggregate amount of the Roll-Up Loans (or such lesser amount as is designated by the Borrower in the borrowing notice) (the “Initial New Money DIP Loans”) may be drawn in a single drawing upon entry of the Interim Order, with the remaining balance (i.e., $55.0 million less the Initial New Money DIP Loans and the Roll-Up Loans) available to be drawn in a single new money drawing upon entry of the Final DIP Order if entered up to, but excluding, the DIP Termination Date (as defined below) (such period, the “Availability Period”). The DIP Commitments will expire on the DIP Termination Date. The DIP Commitments shall be permanently reduced on the date of each Extension of Credit by the aggregate principal amount of the DIP Loans made on the date of such Extension of Credit.

Maturity:	All DIP Obligations (as defined herein) will be due and payable in full in cash unless otherwise agreed to by the DIP Lender on the earliest of (i) September 30, 2022, (ii) if the Final DIP Order has not been entered, twenty-one (21) calendar days after the Petition Date, (iii) the acceleration of the DIP Loans and the termination of the DIP Commitments upon the occurrence of an event referred to below under “Termination”, (iv) the effective date of any plan of reorganization, (v) the date the Bankruptcy Court converts any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (vi) the date the Bankruptcy Court dismisses any of the Chapter 11 Cases, (vii) the consummation of the sale of all or substantially all of the Borrowers’ and its subsidiaries assets and (viii) the date an order is entered in any Bankruptcy Case appointing a Chapter 11 trustee or examiner with enlarged powers (any such date, the “DIP Termination Date”). Principal of, and accrued interest on, the DIP Loans and all other amounts owing to the DIP Lender under the DIP Facility shall be payable on the DIP Termination Date (the “Repaid Amount”). In addition, on the DIP Termination Date the Debtors will pay a termination fee equal to 4.0% of the Repaid Amount (the “Termination Fee”).

Budget:	The “Budget” shall consist of a 13-week operating budget setting forth all forecasted receipts and disbursements on a weekly basis for such 13-week period beginning as of the week of the Petition Date, broken down by week, including the anticipated weekly uses of the DIP Proceeds for such period (and draws under the DIP Facility), which shall include, among other things, available cash, cash flow, trade payables and ordinary course expenses, total expenses and capital expenditures, fees and expenses relating to the DIP Facility, fees and expenses related to the Chapter 11 Cases (including professional fees), and working capital and other general corporate needs, which forecast shall be in form and substance satisfactory to the DIP Lender (such Budget shall be supplemented in the manner required pursuant to the “Financial Reporting Requirements” section below).

Use of Proceeds:	The DIP Loans shall be used solely in accordance with the Budget (including Permitted Variances (as defined below)) and the terms and conditions of the DIP Credit Agreement, the Interim Order, and the Final DIP Order, including (but subject to the Budget) to (i) upon the entry of the Interim Order, conversion of the Prepetition Obligations into DIP Obligations, (ii) provide working capital and for other general corporate purposes of the Debtors, (iii) fund the costs of the administration of the Chapter 11 Cases (including professional fees and expenses) and the section 363 sale processes, and (iv) fund interest, fees, and other payments contemplated in respect of the DIP Facility.

Without in any way limiting the foregoing, no DIP Collateral (as defined herein), DIP Proceeds, any portion of the Carve Out (as defined herein) or any other amounts may be used directly or indirectly by any of the Debtors, any official committee appointed in the Chapter 11 Cases (the “Committee”), if any, or any trustee or other estate representative appointed in the Chapter 11 Cases (or any successor case) or any other person or entity (or to pay any professional fees, disbursements, costs or expenses incurred in connection therewith): (a) to seek authorization to obtain liens or security interests that are senior to, or pari passu with, the DIP Liens (as defined below) (except to the extent expressly set forth herein); or (b) to investigate (including by way of examinations or discovery proceedings), prepare, assert, join, commence, support or prosecute any action for any claim, counter-claim, action, proceeding, application, motion, objection, defense, or other contested matter seeking any order, judgment, determination or similar relief against, or adverse to the interests of, in any capacity, against the DIP Lender, the Prepetition Lender and their respective officers, directors, controlling persons, employees, agents, attorneys, affiliates, assigns, or successors of each of the foregoing (all in their capacities as such) (collectively, the “Released Parties”), with respect to any transaction, occurrence, omission, action or other matter (including formal discovery proceedings in anticipation thereof), including, without limitation, (i) any claims or causes of action arising under chapter 5 of the Bankruptcy Code; (ii) any so-called “lender liability” claims and causes of action; (iii) any action with respect to the validity, enforceability, priority and extent of, or asserting any defense, counterclaim, or offset to, the Prepetition Obligations, the DIP Obligations, the DIP Claims or the DIP Liens; (iv) any action seeking to invalidate, modify, set aside, avoid or subordinate, in whole or in part, the DIP Obligations; (v) any action seeking to modify any of the rights, remedies, priorities, privileges, protections and benefits granted to the DIP Lender hereunder or under any of the DIP Loan Documents; or (vi) objecting to, contesting, or interfering with, in any way, the DIP Lender’s enforcement or realization upon any of the DIP Collateral once an Event of Default (as defined herein) has occurred; provided, however, that no more than $50,000 in the aggregate of the DIP Collateral, the Carve Out, cash collateral, proceeds from the borrowings under the DIP Facility or any other amounts, may be used by the Committee, if any, to investigate claims and/or liens of the Prepetition Lender under the Prepetition Loan Documents.

Documentation:	At the Borrowers’ request and with the consent of the DIP Lender, the DIP Facility initially will be provided pursuant to the terms of this DIP Term Sheet and the Interim Order and Final DIP Order. The DIP Facility otherwise will be evidenced by a credit agreement (the “DIP Credit Agreement”) based upon the Prepetition Credit Agreement and otherwise in form and substance satisfactory to the DIP Lender with such modifications as are necessary to reflect the terms set forth in this DIP Term Sheet and the nature of the DIP Facility as a debtor-in-possession facility, including appropriate qualifications to reflect the commencement and continuation of the Chapter 11 Cases, the events leading up to the Chapter 11 Cases, the effect of the bankruptcy, the conditions in the industry in which the Borrowers operate in as existing on the Closing Date and/or the consummation of transactions contemplated by the Debtors’ “first day” pleadings, and to reflect operational matters reasonably acceptable to the DIP Lender and the Debtors and other terms as may be reasonably agreed between DIP Lender and the Debtors, (the “Documentation Principles”), security documents, guarantees and other legal documentation (collectively, together with the DIP Credit Agreement, the “DIP Loan Documents”), which DIP Loan Documents shall be in form and substance consistent with the Documentation Principles, this DIP Term Sheet and otherwise satisfactory to the DIP Lender.

Controlled Accounts:	The Debtors shall maintain all existing deposit accounts (other than excluded accounts to be agreed) and each such deposit account shall remain or become subject to a perfected lien and control pursuant to the terms of the Interim Order and the Final DIP Order or, as may be requested by the DIP Lender, an enforceable control agreement in favor of the DIP Lender (any such account, a “Controlled Account”). The DIP Credit Agreement, the Interim Order (as applicable), and the Final DIP Order shall require the Debtors to maintain the DIP Proceeds in the Controlled Accounts except as permitted to be used in accordance with the Budget and shall prohibit the Debtors from withdrawing funds from the Controlled Accounts after the occurrence and during the continuance of an Event of Default under the DIP Credit Agreement.

Interest:

The DIP Loans will bear interest at a fixed rate per annum equal to 12.00%, accruing monthly, payable in arrears and payable in kind.

Interest shall be calculated on the basis of the actual number of days elapsed in a 360 day year.

Default Interest:	Upon the occurrence of and during the continuance of an Event of Default under the DIP Loan Documents, the DIP Loans and all DIP Obligations will automatically bear interest at an additional 2.00% per annum.

Fees:	A closing fee equal to 2.0% (the “Closing Fee”) on the entire DIP Commitments, which shall be earned upon entry of the Interim Order. The Closing Fee shall be payable in kind on the Closing Date to the DIP Lender.

Voluntary Prepayments:	Voluntary prepayments of the DIP Loans shall be permitted at any time, without premium or penalty; provided that any DIP Obligations that are voluntarily prepaid will be subject to the Termination Fee.

Mandatory Prepayments:	The DIP Credit Agreement will contain customary mandatory prepayment events for financings of this type consistent with the Documentation Principles and others agreed to by the DIP Lender and the Borrowers (“Mandatory Prepayments”), including, without limitation, prepayments from proceeds of (i) insurance and condemnation proceeds, (ii) equity or debt issuances, (iii) extraordinary receipts, (iv) any cash or cash equivalents cash collateralizing any letter of credit that is returned to the Borrower or any Guarantor for its own account and (v) any cash or cash equivalents returned to the Borrower or any Guarantor from rent reserves or security deposits returned to the Borrower or any Guarantor upon the assignment of a lease or otherwise, in each case, received by the Borrower or any of the Guarantors and subject to exceptions to be agreed. Mandatory Prepayments will result in a permanent reduction of the DIP Facility.

Priority and Security under DIP Facility:	All obligations of the Borrower and the Guarantors to the DIP Lender under the DIP Facility, including, without limitation, all principal and accrued interest, premiums (if any), costs, fees and expenses or any other amounts due, or any exposure of each DIP Lender and its affiliates in respect of cash management incurred on behalf of the Borrower or any Guarantor under the DIP Facility (collectively, the “DIP Obligations”), shall be secured by the following liens and security interests (the “DIP Liens”):

(a) subject to the Carve Out and subject only to existing liens that under applicable law, are senior to, and have not been subordinated to, the liens of the DIP Lender under the DIP Loan Documents, but only to the extent that such liens are valid, perfected, enforceable and non-avoidable liens as of the Petition Date or perfected following the Petition Date as permitted by section 546 of the Bankruptcy Code (collectively, the “Permitted Liens”), pursuant to section 364(d)(1) of the Bankruptcy Code, a first priority perfected senior priming lien on, and security interest in substantially all of the assets of the Borrowers and Guarantors, wherever located, that may be subject to a validly perfected security interest in existence on the Petition Date;

(b) subject to the Carve Out, pursuant to section 364(c)(2) of the Bankruptcy Code, a first priority perfected lien on, and security interest in, all present and after acquired property of the Debtors, wherever located, not subject to a lien or security interest on the date of commencement of the Chapter 11 Cases (collectively, the “Unencumbered Property”);

(c) subject to the Carve Out, pursuant to section 364(c)(3) of the Bankruptcy Code, a junior perfected lien on, and security interest in, all present and after-acquired property of the Debtors, wherever located, that is subject to a Permitted Lien on the Petition Date or subject to a Permitted Lien in existence on the Petition Date that is perfected subsequent thereto as permitted by section 546(b) of the Bankruptcy Code; and

(d) subject to the Carve Out, a first priority perfected lien on, and security interest in, all funds on deposit in the Controlled Accounts.

The property referred to in the preceding clauses (a), (b), (c) and (d) is collectively referred to as the “DIP Collateral” and shall include, without limitation, all assets (whether tangible, intangible, personal or mixed) of the Borrower and the Guarantors, whether now owned or hereafter acquired and wherever located, before or after the Petition Date, including, without limitation, all accounts, proceeds of leases, inventory, equipment, equity interests or capital stock in subsidiaries, investment property, instruments, chattel paper, real estate, leasehold interests, contracts, patents, copyrights, trademarks and other general intangibles, the proceeds of all claims or causes of action (including upon entry of the Final DIP Order, avoidance actions and proceeds of avoidance actions under chapter 5 of the Bankruptcy Code) and all products, offspring, profits and proceeds thereof.

The DIP Liens shall be effective and perfected as of the entry of the Interim Order (subject to the occurrence of the Closing Date) and without necessity of the execution, filing or recording of control agreements, financing statements or other agreements. However, the DIP Lender may, in its discretion, require the execution, filing or recording of any or all of the documents described in the preceding sentence.

Notwithstanding the foregoing, the DIP Collateral shall not include (and the DIP Liens shall not extend to) assets scheduled and held by the Debtors in trust (but only for so long as such assets are held in trust).

Superpriority DIP Claims:

All DIP Claims shall be entitled to the benefits of section 364(c)(1) of the Bankruptcy Code, having superpriority over any and all administrative expenses of the kind that are specified in sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provisions of the Bankruptcy Code, subject only to the Carve Out.

The DIP Claims will, at all times during the period that the DIP Loans remain outstanding, remain, in right of payment, senior in priority to all other claims or administrative expenses, including any claims allowed pursuant to the obligations under the Prepetition Loan Documents, subject only to the Carve Out.

Carve Out:	“Carve Out” means an amount equal to the sum of the following (A) : (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under 28 U.S.C. § 1930(a) plus interest pursuant to 31 U.S.C. § 3717 (without regard to the notice set forth in clause (iii) below); (ii) all reasonable fees and expenses incurred by a trustee under section 726(b) of the Bankruptcy Code in an aggregate amount not to exceed $50,000 (without regard to the notice set forth in clause (iii) below); and (iii) to the extent allowed by the Bankruptcy Court at any time, whether by interim order, procedural order, final order or otherwise, all accrued and unpaid fees, disbursements, costs and expenses incurred by persons or firms retained by the Debtors pursuant to section 327, 328 or 363 of the Bankruptcy Code (the “Debtor Professionals”) and all accrued unpaid fees, disbursements, costs and expenses incurred by the Committee (if any) pursuant to section 328 and 1103 of the Bankruptcy Code (the “Committee Professionals,” together with the Debtor Professionals, the “Estate Professionals,” and such Estate Professional fees in each case in accordance with the Budget, the “Allowed Professional Fees”) at any time before or on the first business day following delivery by the DIP Lender of a Carve Out Trigger Notice (as defined below), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Estate Professionals in an aggregate amount not to exceed $500,000 incurred after the first business day following delivery by the DIP Lender of a Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, final order, or otherwise (the amounts set forth in this clause (iv), the “Post-Carve Out Trigger Notice Cap”); provided, however, nothing herein shall be construed to impair the ability of any party to object to any fees, expenses, reimbursement or compensation sought by any such professionals or any other person or entity. For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice (which may be delivered by e-mail (or other electronic means)) by the DIP Lender to the Debtors and their counsel, the United States Trustee, and lead counsel to any Committee appointed in the Chapter 11 Cases, which notice may be delivered following the occurrence of an Event of Default, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

For the avoidance of doubt and notwithstanding anything to the contrary herein, the Carve Out shall be senior to all liens and claims securing the DIP Facility, and all other forms of adequate protection, liens, or claims securing the DIP Obligations.

Investigation Rights:	The Committee (to the extent appointed), and any other party in interest with standing, shall have the lesser of (x) sixty (60) calendar days following the date of entry of the Interim Order or (y) two business days prior to the sale hearing approving the sale of the Acquired Assets (the “Investigation Period”) to investigate and commence an adversary proceeding or contested matter, as required by the applicable Federal Rules of Bankruptcy Procedure, and challenge (each, a “Challenge”) the findings, the Debtors’ stipulations, or any other stipulations contained in the Interim Order and the Final DIP Order, including, without limitation, any challenge to the validity, priority or enforceability of the liens securing the obligations under the Prepetition Loan Documents, or to assert any claim or cause of action against the Prepetition Lender arising under or in connection with the Prepetition Loan Documents or the Prepetition Obligations, as the case may be, whether in the nature of a setoff, counterclaim or defense of Prepetition Obligations, or otherwise. The Investigation Period may only be extended with the prior written consent of the Prepetition Lender, or pursuant to an order of the Bankruptcy Court. Except to the extent asserted in an adversary proceeding or contested matter filed during the Investigation Period, upon the expiration of such applicable Investigation Period (to the extent not otherwise waived or barred), (i) any and all Challenges or potential challenges shall be deemed to be forever waived and barred; (ii) all of the agreements, waivers, releases, affirmations, acknowledgements and stipulations contained in the Interim Order and Final DIP Order shall be irrevocably and forever binding on the Debtors, the Committee and all parties-in-interest and any and all successors-in-interest as to any of the foregoing, including any Chapter 7 Trustee, without further action by any party or the Bankruptcy Court; (iii) the Prepetition Obligations shall be deemed to be finally allowed and the Prepetition Liens shall be deemed to constitute valid, binding and enforceable encumbrances, and not subject to avoidance pursuant to the Bankruptcy Code or applicable non-bankruptcy law; and (iv) the Debtors shall be deemed to have released, waived and discharged the Released Parties from any and all claims and causes of action arising out of, based upon or related to, in whole or in part, the Prepetition Obligations. Notwithstanding anything to the contrary herein: (x) if any Challenge is timely commenced, the stipulations contained in the Interim Order and the Final DIP Order shall nonetheless remain binding on all other parties-in-interest and preclusive except to the extent that such stipulations are expressly and successfully challenged in such Challenge; and (y) the Released Parties reserve all of their rights to contest on any grounds any Challenge. For the avoidance of doubt, the Interim Order and the Final DIP Order shall include language that the investigation rights afforded to the Committee will not constitute the Debtors’, the Prepetition Lender’s or DIP Lender’s recognition, consent, or agreement not to object to, the Committee’s standing to assert any claim or cause of action.

Conditions Precedent to the Closing of the DIP Facility:	The DIP Credit Agreement will contain customary conditions precedent to closing mutually acceptable to the Debtors and the DIP Lender, including but not limited to the following conditions precedent, each of which shall be subject to waiver with the consent of the Debtors and the DIP Lender, which conditions precedent apply to any funding of the DIP Facility under this DIP Term Sheet:

•   Subject to the Documentation Principles, all documentation relating to the DIP Facility shall be in form and substance satisfactory to the DIP Lender, and shall have been duly executed and delivered by all parties thereto.

•   All reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses, accrued and unpaid as of the Closing Date, of (i) the DIP Lender (limited, in the case of counsel, to all reasonable and documented out-of-pocket fees, costs, disbursements and expenses of the DIP Lender’s outside counsel, Gibson, Dunn & Crutcher LLP and Bass, Berry & Sims PLC, and, to the extent necessary, one firm of local counsel engaged by the DIP Lender in connection with the Debtors’ Chapter 11 Cases) and (ii) any other professional advisors retained by the DIP Lender in its reasonable discretion, shall have been paid in full in cash (which payment may be made from DIP Proceeds), in each case to the extent invoices for any such accrued and unpaid amounts are provided to the Debtors no later than two (2) Business Days prior to the Closing Date.

• The DIP Lender shall have received a Budget in form and substance satisfactory to the DIP Lender.

•   All first day motions, including those related to the DIP Facility, filed by the Debtors and related orders entered by the Bankruptcy Court in the Chapter 11 Cases shall be in form and substance reasonably satisfactory to the DIP Lender.

•   Other than the Interim Order and the Final DIP Order, there shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that prohibits, restricts or imposes a materially adverse condition on the DIP Facility or the exercise by the DIP Lender of its rights as a secured party with respect to the DIP Collateral.

•   Other than, in each case, as a result of the commencement and continuation of the Chapter 11 Cases, the events leading up to the Chapter 11 Cases, the effect of the bankruptcy, the conditions in the industry in which the Borrower operates in as existing on the Closing Date and/or the consummation of transactions contemplated by the Debtors’ “first day” pleadings reviewed by the DIP Lender (collectively, the “Known Events”), since the Petition Date there shall have occurred no event, circumstance or condition which has resulted, or could reasonably be expected to result, in a material adverse change in (i) the business, operations, properties or financial condition of the Debtors and their subsidiaries, collectively, (ii) the legality, validity or enforceability of any DIP Loan Documents, the Interim Order or the Final DIP Order, (iii) the ability of the Borrower or the Guarantors, taken as a whole, to perform their payment obligations under the DIP Loan Documents, (iv) the perfection or priority of the DIP Liens granted pursuant to the DIP Loan Documents, the Interim Order or the Final DIP Order, or (v) the rights and remedies of the DIP Lender under the DIP Loan Documents taken as a whole (any of the foregoing being a “Material Adverse Change”).

•   Other than the Chapter 11 Cases, as stayed upon the commencement of the Chapter 11 Cases, or as disclosed in writing to the DIP Lender prior to the Petition Date on a schedule to the DIP Credit Agreement, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in writing in any court or before any arbitrator or governmental authority that (i) would reasonably be expected to result in a Material Adverse Change or (ii) restrains, prevents or purports to affect materially adversely the legality, validity or enforceability of the DIP Facility or the consummation of the transactions contemplated thereby.

•   Other than as a result of or in connection with the Chapter 11 Cases, all governmental and third party consents and approvals reasonably necessary to be obtained by the Borrower in connection with the DIP Facility, if any, shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the DIP Lender) or permitted via the Interim Order or the Final DIP Order, as applicable, and shall remain in effect.

•   Subject to the entry of the Interim Order, the DIP Lender, for its benefit, shall have a valid and perfected lien on and security interest in the DIP Collateral of the Debtors on the basis and with the priority set forth herein.

•   The Debtors seek authorization and use of the DIP Loans on an interim basis, the Bankruptcy Court shall have entered the Interim Order within two (2) calendar days following the Petition Date, in form and substance consistent with the terms and conditions set forth herein and otherwise satisfactory to the DIP Lender, which Interim Order shall include, without limitation, copies of the DIP Facility and the initial Budget as exhibits thereto, entered on notice to such parties as may be satisfactory to the DIP Lender and otherwise required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules of the Bankruptcy Court, (i) authorizing and approving, on an interim basis, the DIP Facility and the transactions contemplated thereby, including, without limitation, the granting of the superpriority status, security interests and priming liens, and the payment of all fees, referred to herein; (ii) authorizing, on an interim basis, the lifting or modification of the automatic stay to permit the Borrower and the Guarantors to perform their obligations, and the DIP Lender to exercise its rights and remedies, with respect to the DIP Facility; (iii) authorizing, on an interim basis, the use of cash collateral; and (iv) reflecting such other terms and conditions that are mutually satisfactory to the DIP Lender and the Debtors, in their respective discretion, in each case, on the terms and conditions set forth herein; which Interim Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the DIP Lender.

•   Receipt of evidence that the liens on assets securing the secured promissory note entered into among Ron Johnson and the Borrowers on May 11, 2022 as further described in Enjoy’s Form 10-Q filed with the SEC for the quarter ended March 31, 2022 (the “Promissory Note”), have been released, and the subordination agreement entered into by Ron Johnson subordinating in right of payment the Promissory Note to the DIP Obligations shall be in full force and effect.

•   Receipt of customary closing items, including (i) a secretary’s certificate containing customary exhibits, and (ii) UCC-1 financing statements and intellectual property security agreements.

•   DIP Lender shall have completed and be reasonably satisfied with the results of its due diligence investigation of Borrowers and their subsidiaries.

•   Debtors shall have paid all reasonable and documented out-of-pocket fees and expenses required to be paid to the DIP Lender as set forth herein.

Conditions Precedent to Borrowing DIP Loans:

In addition to (and subject to) the satisfaction of the conditions on the Closing Date, the DIP Credit Agreement will contain the following conditions precedent to borrowings on the date of any Extension of Credit, which conditions precedent apply to any funding of the DIP Facility under this DIP Term Sheet:

•   The DIP Lender shall have received a borrowing notice from the Borrower at least one (1) business day prior to the anticipated date of the initial Extension of Credit and at least two (2) business days prior to the anticipated date of the second Extension of Credit.

•   No Default or Event of Default shall have occurred, and shall be continuing, under the DIP Loan Documents immediately prior to the funding of the DIP Loans or would result from such borrowing of the DIP Loans.

•   The representations and warranties of each Borrower and each Guarantor set forth in the DIP Credit Agreement shall be true and correct in all material respects (without duplication of any materiality qualifier) on and as of the Closing Date or on and as of the date of any Extension of Credit thereafter, as applicable, in each case immediately after giving effect to the funding of any DIP Loans and to the application of the proceeds therefrom as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier) as of such earlier date).

•   The making of the DIP Loans shall not violate any requirement of law and shall not be enjoined temporarily, preliminarily or permanently.

•   The making of the DIP Loans shall be authorized pursuant to the Interim Order or the Final DIP Order, as applicable.

•   Other than the Final DIP Order, there shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that prohibits or restricts the DIP Facility or the exercise by the DIP Lender of its rights as a secured party with respect to the DIP Collateral.

•   The entry of the Interim Order or Final DIP Order, as the case may be, in form and substance consistent with the terms and conditions set forth herein and otherwise satisfactory to the DIP Lender, which Interim Order or Final DIP Order, as the case may be, shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the DIP Lender.

•   Other than the Known Events, since the Petition Date, there shall not have been a Material Adverse Change.

•   Other than the Chapter 11 Cases, as stayed upon the commencement of the Chapter 11 Cases, or as disclosed in writing to the DIP Lender prior to the Petition Date on a schedule to the DIP Credit Agreement, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in writing in any court or before any arbitrator or governmental authority that (i) would reasonably be expected to result in a Material Adverse Change or (ii) restrains, prevents or purports to affect materially adversely the legality, validity or enforceability of the DIP Facility or the consummation of the transactions contemplated thereby.

•   The Loan Parties shall be in compliance with (i) the Interim Order or the Final DIP Order, as the case may be, and (ii) the Budget (subject to Permitted Variances).

•   With respect to the second drawing of DIP Loans, the Bankruptcy Court shall have entered the Final DIP Order within twenty-one (21) calendar days following the Petition Date, in form and substance consistent with the terms and conditions set forth herein and otherwise satisfactory to the DIP Lender, which Final DIP Order shall include, an updated Budget (as necessary) as an exhibit thereto, entered on notice to such parties as may be satisfactory to the DIP Lender and otherwise as required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules of the Bankruptcy Court, (i) authorizing and approving, on a final basis, the DIP Facility and the transactions contemplated thereby, including, without limitation, the granting of the superpriority status, security interests and priming liens, and the payment of all fees, referred to herein; (ii) authorizing, on a final basis, the lifting or modification of the automatic stay to permit the Borrower and the Guarantors to perform their obligations, and the DIP Lender to exercise its rights and remedies, with respect to the DIP Facility; (iii) authorizing, on a final basis, the use of cash collateral; and (iv) reflecting such other terms and conditions that are mutually satisfactory to the DIP Lender and the Debtors, in their respective discretion, in each case, on the terms and conditions set forth herein; which Final DIP Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the DIP Lender.

Representations and Warranties:

•   The DIP Credit Agreement will contain representations and warranties (which will be applicable to each Debtor and its subsidiaries) consistent with the Documentation Principles and to be made as of (x) the date the Borrower and the Guarantors execute the DIP Loan Documents, (y) the Closing Date (including under this DIP Term Sheet), and (z) the date of any Extension of Credit thereafter, including without limitation the following: representations and warranties regarding valid existence, requisite power, due authorization, no conflict with the Interim Order or the Final DIP Order (as applicable) or applicable law, governmental consent, enforceability of DIP Loan Documents, Budget, accuracy of financial statements and all other non-forward looking information provided, compliance with law, absence of Material Adverse Change, no default under the DIP Loan Documents, taxes, subsidiaries, litigation, labor matters, ERISA, pension and benefit plans, leases and real property, material contracts, bankruptcy matters, environmental, ownership of properties and necessary rights to intellectual property, insurance, inapplicability of Investment Company Act, compliance with OFAC, money laundering, PATRIOT Act and other anti-terrorism laws and anti-corruption laws, continued accuracy of representations and continued effectiveness of the Interim Order or Final DIP Order (as applicable) and each other order of the Bankruptcy Court with respect to the DIP Facility.

Affirmative and Negative Covenants:	The DIP Credit Agreement will contain customary affirmative and negative covenants to be consistent with the Documentation Principles, including without limitation, the following:

•   Deliver to the DIP Lender and its counsels for review and comment, as soon as commercially reasonable, and in any event not less than three (3) Business Days prior to filing (or as soon thereafter as is reasonably practicable under the circumstances), all pleadings, motions and other documents material to the DIP Lender (provided that any of the foregoing relating to the DIP Facility shall be deemed material) to be filed on behalf of the Debtors with the Bankruptcy Court.

•   Promptly deliver in accordance with the Bid Procedures, to the DIP Lender copies of any term sheets, proposals, presentations, amendments to the Asset Purchase Agreement (as defined below) or other documents, from any party, related to (i) the restructuring of the Debtors, or (ii) the sale of assets of one or more of the Debtors. Notwithstanding the foregoing, the Debtors will not provide copies of any term sheets, proposals, presentations, amendments to the Asset Purchase Agreement, bids or other confidential information to the DIP Lender if the DIP Lender is an active bidder or involved in the bidding process as to the relevant Asset(s) at the applicable time.

•   Comply with laws (including without limitation, the Bankruptcy Code, ERISA, environmental laws, OFAC, money laundering laws, PATRIOT Act and other anti-terrorism laws and anti-corruption laws), pay taxes, maintain all necessary licenses and permits and trade names, trademarks, patents, preserve corporate existence, maintain appropriate and adequate insurance coverage and permit inspection of properties, books and records, in each case, subject to materiality qualifiers consistent with the Documentation Principles.

•   Limitations against all transactions with affiliates of the Debtors (other than ordinary course transactions consistent with past practice among or between any Debtors and their respective subsidiaries), including, without limitation, restrictions on payment of any management fees to affiliates.

• Maintain a cash management system as required by the Interim Order and the Final DIP Order.

•   Not make or commit to make payments to critical vendors in respect of prepetition amounts.

•   Use commercially reasonable efforts to facilitate meaningful discussions between the DIP Lender and appropriately senior executives and employees of AT&T with respect to the agreement referred to by the parties hereto as the “AT&T Contract” and its renewal.

• Delivery of the Budget, updated every four weeks (and calculated cumulatively for each 4-week Budget period) and adherence to the Budget, subject to Permitted Variances.

•   (i) Aggregate disbursements shall not exceed the aggregate amount of disbursements in the Budget for the applicable period by more than the Permitted Variance and (ii) actual aggregate cash receipts (excluding DIP Proceeds that may be deemed a receipt) during the applicable period shall not be less than the aggregate amount of such cash receipts in the Budget for such period by more than the Permitted Variances.

•   For purposes hereof, the term “Permitted Variances” will mean, for the first full week period after the Closing Date, to be tested on the third business day of each week following the end of such week period (the “Initial Testing Period”) and for the Applicable Rolling Period (as defined below) after the Initial Testing Period (each such period after the Initial Testing Period, together with the Initial Testing Period, the “Testing Periods”): (i) all favorable variances, and (ii) an unfavorable variance of no more than (x) the Applicable Variance (as defined below) for actual receipts under the AT&T Contract, (y) the Applicable Variance for actual operating disbursements (on an aggregate basis) or (z) 20% for actual professional fee disbursements (on an aggregate basis), in each case as compared to the budgeted receipts and disbursements, respectively, set forth in the Budget with respect to the applicable Testing Period; provided, further, that any disbursements in any Testing Period made from proceeds of favorable variances with respect to receipts in any Testing Period shall not be counted as disbursements for purposes of calculating unfavorable variances; notwithstanding the foregoing, the Carve Out shall be excluded from the determination of Permitted Variances. The Permitted Variances with respect to each Testing Period shall be determined and reported to the DIP Lender not later than 5:00 p.m. Central Time on the third business day of each week immediately following the end of each such Testing Period. Additional variances, if any, from the Budget, and any proposed changes to the Budget, shall be subject to the approval of the DIP Lender. Variances will be reported on a cumulative basis matching the relevant Applicable Rolling Period in a format replicating the Budget and will include explanation of variances (including whether they are permanent or temporal in nature). Variances will be carried over across Applicable Rolling Periods solely to the extent they are permanent in nature. “Applicable Rolling Period” means, (i) for the Initial Testing Period, the most recently completed calendar week, (ii) for the second Testing Period after the Closing Date, the most recently completed two calendar weeks, (iii) for the third Testing Period after the Closing Date, the most recently completed three calendar weeks and (iv) for each Testing Period thereafter, the most recently completed four calendar weeks. “Applicable Variance” means, (i) for the first full week after the Closing Date, 30%, (ii) for the second full week after the Closing Date, 25%, (iii) for the third full week after the Closing Date, 20% and (iv) thereafter, 15%.

•   Consistent with the Documentation Principles and subject to the Budget, not incur or assume any additional debt (including intercompany funding) or contingent obligations in respect of debt, give any guaranties in respect of debt, create any liens, charges or encumbrances or incur additional material lease obligations, in each case, beyond agreed upon limits; not merge or consolidate with any other person, change the nature of business or corporate structure or create or acquire new subsidiaries, in each case, beyond agreed upon limits; not amend its charter or by laws; not sell, lease or otherwise dispose of assets (including, without limitation, in connection with a sale leaseback transaction) outside the ordinary course of business and beyond agreed upon limits; not give a negative pledge on any assets in favor of any person other than the DIP Lender; and not permit to exist any consensual encumbrance on the ability of any subsidiary to pay dividends or other distributions to the Borrower; in each case, subject to customary exceptions or baskets as may be agreed.

•   Other than the DIP Obligations or as otherwise set forth in the Interim Order or the Final DIP Order, not prepay, redeem, purchase, defease, exchange or repurchase any debt or amend or modify any of the terms of any such debt or other similar agreements entered into by any Debtor or its subsidiaries.

•   Not make any loans, advances, capital contributions or acquisitions, form any joint ventures or partnerships or make any other investments in subsidiaries (other than among the Debtors) or any other person, subject to certain exceptions to be agreed.

•   Not make or commit to make any payments in respect of warrants, options, repurchase of stock, dividends or any other distributions (other than among the Debtors, from Debtors to non-Debtor affiliates in the ordinary course, among non-Debtors, and from non-Debtors to Debtors).

•   Not (i) make, commit to make, or permit to be made any bonus payments (including retention and incentive bonuses) to any employees of the Debtors and their subsidiaries in excess of the amounts set forth in the Budget (on an aggregate basis) and (ii) terminate any executive officers or other key employees of the Debtors and their subsidiaries without the DIP Lender’s prior written consent.

•   Not permit any change in ownership or control of any Debtor or any subsidiary or any change in accounting treatment or reporting practices, except as required by GAAP or as permitted or contemplated by the DIP Credit Agreement.

•   Solely after entry of the Interim Order, maintain in Controlled Accounts an amount of unrestricted cash and cash equivalents (tested at the close of business on each Business Day) equal to no less than $7,500,000.

•   Without the prior written consent of the DIP Lender, not make or permit to be made any change to the Interim Order or the Final DIP Order with respect to the DIP Facility.

•   Not permit the Debtors to seek authorization for, and not permit the existence of, any claims other than that of the DIP Lender entitled to a superpriority under section 364(c)(1) of the Bankruptcy Code that is senior or pari passu with the DIP Lender’s section 364(c)(1) claim, except for the Carve Out.

•   The Debtors shall comply with the Milestones (as defined herein).

Financial Reporting Requirements:	The Borrowers shall provide to the DIP Lender (hereinafter the “Financial Reporting Requirements”): (i) monthly operating reports of the Debtors and their subsidiaries, within thirty (30) calendar days of month end, certified by the Debtors’ chief financial officer; (ii) quarterly consolidated financial statements of the Debtors and their subsidiaries within forty-five (45) calendar days of fiscal quarter end, certified by the Borrower’s chief financial officer; (iii) following delivery of the Budget on the Closing Date, by not later than 5:00 p.m. Eastern Time on the third business day of the second full week following the Closing Date and by not later than 5:00 p.m. Eastern Time on the third business day of each week thereafter following the end of each Testing Period, an updated Budget, in each case, in form and substance reasonably satisfactory to the DIP Lender for the subsequent 13 week period consistent with the form of the Budget, and such updated Budget shall become the “Budget” for the purposes of the DIP Facility upon the DIP Lender’s acknowledgement that the proposed updated Budget is substantially in the form of the Budget and in substance satisfactory to the DIP Lender (provided, that, until a new Budget has been approved by the DIP Lender, the most recently approved Budget shall govern); and (iv) beginning on the third business day of the first full week following the Closing Date (by not later than 5:00 p.m. Eastern Time), and on the third business day of each week thereafter following the end of each Testing Period (by not later than 5:00 p.m. Eastern Time), a variance report (the “Variance Report”) setting forth actual cash receipts and disbursements and cash flows of the Debtors for the prior Testing Period and setting forth all the variances, on a line-item and aggregate basis, from the amount set forth for such period as compared to the applicable Budget delivered by the Debtors, in each case, on a weekly and cumulative rolling 2 and 4-week basis (and each such Variance Report shall include explanations for all material variances and shall be certified by the Chief Financial Officer of the Debtors). The Borrowers will promptly provide notice to the DIP Lender of any Material Adverse Change.

All deliveries required pursuant to this section shall be subject to the confidentiality provision to be negotiated in the DIP Credit Agreement.

On each Monday (or, in the event that such day is not a Business Day then on the Business Day immediately following) during the Chapter 11 Cases, the Borrowers’ senior management and professionals shall host a telephonic meeting for the DIP Lender and their professionals at which the Borrower’s senior management and professionals shall provide an update to the DIP Lender (and make themselves available for questions) with respect to the financial and operating performance of the Loan Parties and their estates, including, but not limited to, the Variance Report.

Other Reporting Requirements:	The DIP Credit Agreement will contain other customary reporting requirements for similar debtor-in-possession financings and others determined by the DIP Lender in its reasonable discretion to be appropriate to the transactions contemplated herein, including, without limitation, with respect to material adverse events, events and notices under other material debt instruments, litigation, contingent liabilities, ERISA or environmental events and consistent with the Documentation Principles (collectively with the financial reporting information described above, the “Information”).

Chapter 11 Cases Milestones:

The DIP Credit Agreement will include the following milestones related to the Debtors’ Chapter 11 Cases (the “Milestones”):

•   No later than one calendar day after the Petition Date, the Bankruptcy Court shall have entered the Interim Order.

•   No later than 3 calendar days after the Petition Date, the Debtors shall file with the Bankruptcy Court a motion (the “Bid Procedures Motion”) for approval of bid procedures consistent with the Bid Procedures Order (the “Bid Procedures”) in form and substance acceptable to the DIP Lender and the Debtors. The Bid Procedures will include, among other things, the Termination Fee and the expense reimbursement as described in this Term Sheet.

•   No later than 14 calendar days after the Petition Date, the Debtors shall file with the Bankruptcy Court a stalking horse asset purchase agreement for the Acquired Assets with the DIP Lender consistent with the proposed Bid Procedures (the “Asset Purchase Agreement”), pursuant to which the DIP Lender will agree to credit bid its DIP Loans pursuant to Section 363(k) of the Bankruptcy Code.

•   No later than 17 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Bid Procedures Order;

•   No later than twenty-one (21) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

•   No later than forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered one or more final, non-appealable sale order(s) (which shall be in form and substance reasonably acceptable to the DIP Lender) approving each of the winning bid(s) resulting from the auction (the “Sale Order”); and

• No later than sixty (60) calendar days after the Petition Date, the Asset Sale Effective Date (as defined in the Bid Procedures Order) shall have occurred.

Events of Default:

The DIP Credit Agreement will contain events of default customarily found in loan agreements for similar debtor-in-possession financings and other events of default deemed by the DIP Lender appropriate to the transactions contemplated therein which will be applicable to the Debtors and their subsidiaries (each an “Event of Default”), including, without limitation:

•   failure to make payments when due;

•   noncompliance with covenants (subject to customary cure periods as may be agreed with respect to certain covenants);

•   breaches of representations and warranties in any material respect, in either case, under the DIP Credit Agreement;

•   failure to satisfy or stay execution of judgments in excess of specified amounts;

•   the existence of certain materially adverse employee benefit or environmental liabilities, except for such liabilities as are in existence as of the Closing Date and are set forth on a schedule to the DIP Credit Agreement, and customary ERISA and similar foreign plan events;

•   occurrence of a Material Adverse Change;

•   invalidity of the DIP Loan Documents;

•   change in control;

•   termination of the Asset Purchase Agreement due to a breach thereunder by the Debtors;

•   filing of a plan of reorganization or plan of liquidation by the Debtors that does not propose to indefeasibly repay the DIP Obligations in full in cash on the plan effective date, unless otherwise consented to by the DIP Lender;

•   any of the Debtors shall file a pleading seeking to vacate or modify the Interim Order or the Final DIP Order over the objection of the DIP Lender;

•   entry of an order without the prior written consent of the DIP Lender amending, supplementing or otherwise modifying the Interim Order or the Final DIP Order;

•   reversal, vacatur or stay of the effectiveness of the Interim Order or the Final DIP Order except to the extent reversed within five (5) Business Days;

•   any violation of any material term of the Interim Order or the Final DIP Order by the Debtors;

•   dismissal of the Chapter 11 Case of a Debtor with material assets or conversion of the Chapter 11 Case of a Debtor with material assets to a case under Chapter 7 of the Bankruptcy Code, or any Debtor shall file a motion or other pleading seeking such dismissal or conversion of any Bankruptcy Case;

•   appointment of a Chapter 11 trustee or examiner with enlarged powers, or any Debtor shall file a motion or other pleading seeking such appointment;

•   any sale of all or substantially all assets of the Debtors pursuant to Section 363 of the Bankruptcy Code, unless such sale is conducted in accordance with the Bid Procedures;

•   failure to meet a Milestone, unless extended or waived by the prior written consent of the DIP Lender;

•   granting of relief from the automatic stay in the Chapter 11 Cases to permit foreclosure or enforcement on assets of the Borrower or any Guarantor, in each case, with a fair market value in excess of $50,000;

•   the Debtors’ filing of (or supporting another party in the filing of) a motion seeking entry of, or the entry of an order by the Bankruptcy Court, granting any superpriority claim or lien (except as contemplated herein) which is senior to or pari passu with the DIP Claims;

•   an order shall be entered in any of the Chapter 11 Cases, without the prior written consent of the DIP Lender: (i) to permit any administrative expense or any claim (now existing or hereafter arising of any kind or nature whatsoever) to have administrative priority equal or superior to the DIP Claims (other than the Carve Out) or (ii) granting or permitted grant of a lien that is equal in priority or senior to the DIP Liens (other than the Carve Out);

•   the Debtors’ filing of a motion seeking entry of an order approving any key employee incentive plan, employee retention plan, or comparable plan, without the prior written consent of the DIP Lender;

•   the Debtors shall assert in any pleading filed in any court that the guarantee contained in the DIP Loan Documents is not valid and binding, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof;

•   expiration or termination of the period provided by section 1121 of the Bankruptcy Code for the exclusive right to file a plan with respect to a Debtor with material assets unless such expiration or termination was sought by the DIP Lender;

•   cessation of the DIP Liens or the DIP Claims to be valid, perfected and enforceable in all respects;

•   Permitted Variances under the Budget are exceeded for any period of time without consent of or waiver by the DIP Lender;

•   any uninsured judgments are entered with respect to any post-petition non-ordinary course claims against any of the Debtors or any of their respective affiliates in a combined aggregate amount in excess of $50,000 unless stayed;

•   any Debtor asserting any right of subrogation or contribution against any other Debtor until all borrowings under the DIP Facility are paid in full and the commitments are terminated;

•   subject to entry of the Final DIP Order, the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against any DIP Lender;

•   the commencement of a suit or action against any DIP Lender and, as to any suit or action brought by any person other than any Debtor or an officer or employee of any Debtor, the continuation thereof without dismissal for thirty (30) days after service thereof on the DIP Lender, that asserts or seeks by or on behalf of the Debtors, any Committee or any other party in interest in any of the Bankruptcy Cases, a claim or any legal or equitable remedy that would (i) have the effect of subordinating any or all of the DIP Obligations or DIP Liens of the DIP Lender under the DIP Loan Documents to any other claim, or (ii) have a material adverse effect on the rights and remedies of the DIP Lender under any DIP Loan Document or the collectability of all or any portion of the DIP Obligations;

•   the entry of an order in any Bankruptcy Case avoiding or requiring repayment of any portion of the payments made on account of the DIP Obligations owing under the DIP Credit Agreement or the other DIP Loan Documents;

•   an order shall have been entered by the Bankruptcy Court prohibiting, limiting or restricting the right of the DIP Lender to credit bid for any or all of the Debtors’ assets; and

•   the payment of any prepetition claim other than (i) as consented to by the DIP Lender, (ii) as authorized by the Budget, (iii) permitted under the terms of the DIP Credit Agreement or (iv) as authorized by the Bankruptcy Court pursuant to the “first day” or “second day” orders or the Interim Order or the Final DIP Order and reflected in the Budget.

Termination:	Upon the occurrence and during the continuance of an Event of Default, the DIP Lender shall, by written notice to Enjoy, its counsel, the U.S. Trustee and counsel for any statutory committee, terminate the DIP Facility, declare the obligations in respect thereof to be immediately due and payable and, subject to the immediately following paragraph, exercise all rights and remedies under the DIP Loan Documents, the Interim Order, and the Final DIP Order.

Remedies:	The DIP Lender shall have customary remedies upon the occurrence and during the continuance of an Event of Default, including, without limitation, the following:

Without further order from the Bankruptcy Court, and subject to the terms of the Interim Order and the Final DIP Order (including in respect of any required notices), the automatic stay provisions of section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to permit the DIP Lender to exercise, upon the occurrence and during the continuance of any Event of Default under their respective DIP Loan Documents, all rights and remedies provided for in the DIP Loan Documents, and to take any or all of the following actions without further order of or application to the Bankruptcy Court (as applicable): (a) immediately terminate the Debtors’ limited use of any cash collateral; (b) cease making any DIP Loans under the DIP Facility to the Debtors; (c) declare all DIP Obligations to be immediately due and payable; (d) freeze monies or balances in the Debtors’ accounts (and, with respect to the DIP Credit Agreement and the DIP Facility, sweep all funds contained in the Controlled Accounts); (e) immediately set-off any and all amounts in accounts maintained by the Debtors with the DIP Lender against the DIP Obligations, or otherwise enforce any and all rights against the DIP Collateral in the possession of any of the applicable DIP Lender, including, without limitation, disposition of the DIP Collateral solely for application towards the DIP Obligations; and (f) take any other actions or exercise any other rights or remedies permitted under the Interim Order and the Final DIP Order, the DIP Loan Documents or applicable law to effect the repayment of the DIP Obligations; provided, however, that the DIP Lender must provide the Debtors with three (3) business days’ written notice (which may be by email) before exercising any enforcement rights or remedies; provided, further, that neither the Debtors, the Committee nor any other party-in-interest shall have the right to contest the enforcement of the remedies set forth in the Interim Order and the Final DIP Order and the DIP Loan Documents on any basis other than an assertion that an Event of Default has not occurred or has been cured within the cure periods expressly set forth in the applicable DIP Loan Documents. The Debtors shall cooperate fully with the DIP Lender in their exercise of rights and remedies, whether against the DIP Collateral or otherwise.

The Debtors shall waive any right to seek relief under the Bankruptcy Code, including under section 105 thereof, to the extent such relief would restrict or impair the rights and remedies of the DIP Lender set forth in the Interim Order and the Final DIP Order and in the DIP Loan Documents.

Marshalling and Waiver of 506(c) and 552(b) Claims:

Effective upon entry of the Interim Order the Prepetition Lender, and effective upon entry of the Final DIP Order, the DIP Lender, in each case shall not be subject to the equitable doctrine of “marshalling” or any similar doctrine with respect to the DIP Collateral and all proceeds shall be received and applied pursuant to the Final DIP Order and the DIP Loan Documents notwithstanding any other agreement or provision to the contrary.

Effective upon entry of the Final DIP Order, the Debtors (on behalf of themselves and their estates) shall waive, and shall not assert in the Chapter 11 Cases or any successor cases, (i) any surcharge claim under sections 105(a) and/or 506(c) of the Bankruptcy Code or otherwise for any costs and expenses incurred in connection with the preservation, protection or enhancement of, or realization by the DIP Lender, upon the DIP Collateral and (ii) the DIP Lender shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the DIP Lender with respect to proceeds, product, offspring or profits of any of the DIP Collateral.

Indemnification:	The Debtors shall jointly and severally indemnify and hold harmless the DIP Lender and each of its affiliates and each of their respective officers, directors, employees, controlling persons, agents, advisors, attorneys and representatives of each (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to the DIP Facility, the DIP Loan Documents or the transactions contemplated thereby, or any use made or proposed to be made with the DIP Proceeds, whether or not such investigation, litigation or proceeding is brought by any Debtor or any of its subsidiaries, any shareholders or creditors of the foregoing, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby or under the DIP Loan Documents are consummated, except, with respect to any Indemnified Party, to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s gross negligence or willful misconduct or any of such Indemnified Party’s affiliates or their respective principals, directors, officers, employees, representatives, agents, attorneys or third party advisors. No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Debtor or any of its subsidiaries or any shareholders or creditors of the foregoing for or in connection with the transactions contemplated hereby, except, with respect to any Indemnified Party, to the extent such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s gross negligence or willful misconduct or any of such Indemnified Party’s affiliates or their respective principals, directors, officers, employees, representatives, agents, attorneys or third party advisors. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages.

Expenses:	The Borrowers and each Guarantor shall jointly and severally pay (i) (x) all reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of the DIP Lender (including, but limited in the case of counsel, to all reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of the DIP Lender’s counsels, GDC and BBS, and, to the extent necessary, one firm of local counsel engaged by the DIP Lender in connection with the Debtors’ Chapter 11 Cases, and any successor counsel to each), in each case in connection with the negotiations, preparation, execution and delivery of the DIP Loan

Documents and the funding of all DIP Loans under the DIP Facility, including, without limitation, all due diligence, transportation, computer, duplication, messenger, audit, insurance, appraisal, valuation and consultant costs and expenses, and all search, filing and recording fees, incurred or sustained by the DIP Lender and its counsels and professional advisors in connection with the DIP Facility, the DIP Loan Documents or the transactions contemplated thereby, the administration of the DIP Facility and any amendment or waiver of any provision of the DIP Loan Documents, and (ii) without duplication, all reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of the DIP Lender (including, but limited in the case of counsels, to all reasonable and documented (in summary form) out-of-pocket fees, costs, disbursements and expenses of GDC and BBS (and any successor counsel) as outside counsels to the DIP Lender (and any successor counsel), and, to the extent necessary, one firm of local counsel engaged by the DIP Lender in each relevant jurisdiction, and any successor counsel to such primary counsel and local counsel, in each case in connection with (A) the enforcement of any rights and remedies under the DIP Loan Documents, (B) the Chapter 11 Cases, including attendance at all hearings in respect of the Chapter 11 Cases; and (C) defending and prosecuting any actions or proceedings arising out of or relating to the the DIP Obligations, the Liens securing the DIP Obligations, or any transaction related to or arising in connection with the the DIP Credit Agreement or the other DIP Loan Documents.

Assignments and Participations:	No consent of the Borrowers shall be required for any assignments to a US subsidiary of the DIP Lender.

Miscellaneous:	The DIP Credit Agreement will include standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and customary EU bail-in provisions).

Governing Law:	Except as governed by the Bankruptcy Code, the law of the State of New York.

Counsels to the DIP Lender:	Gibson, Dunn & Crutcher LLP and Bass, Berry & Sims PLC

Local Counsel to the DIP Lender:	Pachulski Stang Ziehl & Jones LLP

Counsel to the Debtors:	Cooley LLP

Local Counsel to the Debtors:	Richards, Layton & Finger PA